INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Form 8-K of Heilig-Meyers Company to be filed on or about February 19, 1997 of our report dated January 5, 1996 (Report) on the financial statements of Weberg Division (a division of Weberg Enterprises, Inc.) as of and for the year ended December 31, 1994, which is contained in Registration Statement No. 333-16425 of Heilig-Meyers Company on Form S-4. We also consent to the incorporation by reference of such Report in Registration Statements Numbered 2-96961, 33-28095, 33-35263, 33-50086, 33-64616, 33-43791 and 35-54261 on Form S-8 of Heilig-Meyers
Company and to the incorporation by reference of such Report in Registration Statement No. 333-07753 on Form S-3 of Heilig-Meyers Company.


/s/ Deloitte & Touche LLP

Denver, Colorado
February 18, 1997